EXHIBIT 107.1
Calculation of Filing Fee Table

FORM S-8
(Form Type)

X4 PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	12,746,450	$1.61	$20,521,785	$153.10 per $1,000,000	$3,141.89
Total Offering Amounts					$20,521,785		$3,141.89
Total Fee Offsets							—
Net Fee Due							$3,141.89
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of X4 Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the X4 Pharmaceuticals, Inc. Amended and Restated 2019 Inducement Equity Incentive Plan (as amended, the “Inducement Plan”).

(2) Represents 12,746,450 shares of Common Stock authorized for issuance under the Inducement Plan.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $1.61 per share, which is the weighted-average exercise price of the stock options under the Inducement Plan being registered.